As filed with the Securities and Exchange Commission on September 14, 2004
Registration No. 333-_ ______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

	FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

	GENTA INCORPORATED
	(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	33-0326866
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	Two Connell Drive
	Berkeley Heights, NJ 07922
	(908) 286-9800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

GENTA INCORPORATED 1998 STOCK INCENTIVE PLAN (Full title of the plan)

William P. Keane
Vice President, Chief Financial Officer
and Corporate Secretary
Genta Incorporated
Two Connell Drive
Berkeley Heights, NJ 07922
(908) 286-9800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Richard A. Drucker
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $.001 per share	2,900,000	$2.575	$7,467,500	$946.13

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, stock recapitalizations or certain other capital adjustments.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on September 10, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Genta Incorporated (“Genta”) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:

      1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

      2. Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2004.

      3. Our Current Reports on Form 8-K filed on April 30, May 3, May 13, May 14, June 1, June 7, June 21 and July 29, 2004.

      4. The description of our shares of common stock contained in the Registration Statement on Form S-3 that was filed on April 2, 2004 and any subsequent amendments thereto, or in a Registration Statement on Form 8-A, updating such description.

      5. All other documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Officers and Directors.

      Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

      Section 145 of the DGCL provides that a corporation may indemnify any person, including a director or officer, who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may provide similar indemnification in an action or suit by or in the right of the corporation, except that no indemnification is permitted if the director or officer is adjudged to be liable to the corporation unless and to the extent the Court of Chancery or the court in which such action was brought determines that such person is reasonably entitled to indemnify. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

      Article VIII of Genta’s restated certificate of incorporation, as amended, provides indemnification of directors and officers of Genta to the fullest extent permitted by the DGCL.

      Genta maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Genta.

Item 7. Exemption From Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      The following Exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

5	Opinion of Davis Polk & Wardwell
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5)
24	Power of Attorney (included on signature page)

Item 9. Undertakings.

      The undersigned registrant hereby undertakes:

      (a) (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley Heights, State of New Jersey, on the 14th day of September, 2004.

GENTA INCORPORATED
(Registrant)

By:	/s/ William P. Keane

	Name:	William P. Keane
	Title:	Vice President, Chief Financial Officer and Corporate Secretary

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond P. Warrell, Jr., M.D., William P. Keane and Stefan Grant, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raymond P. Warrell, Jr., M.D.	Chairman of the Board of Directors and
Chief Executive Officer (Principal
Raymond P. Warrell, Jr., M.D.	Executive Officer)	September 14, 2004

/s/ William P. Keane	Vice President, Chief Financial Officer
and Corporate Secretary (Principal
William P. Keane	Accounting Officer)	September 14, 2004

/s/ Jerome E. Groopman, M.D.

Jerome E. Groopman, M.D.	Director	September 14, 2004

/s/ Betsy McCaughey, Ph.D.

Betsy McCaughey, Ph.D.	Director	September 14, 2004

/s/ Peter T. Tattle

Peter T. Tattle	Director	September 14, 2004

/s/ Daniel D. Von Hoff, M.D.

Daniel D. Von Hoff, M.D.	Director	September 14, 2004

/s/ Harlan J. Wakoff

Harlan J. Wakoff	Director	September 14, 2004

/s/ Douglas G. Watson

Douglas G. Watson	Director	September 14, 2004

/s/ Michael S. Weiss

Michael S. Weiss	Director	September 14, 2004

EXHIBIT INDEX

Exhibit Number	Description	Sequentially Numbered Page

5	Opinion of Davis Polk & Wardwell
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5)
24	Power of Attorney (included on signature page)